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                                                                   Exhibit 10.50



                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is entered into and made effective as of this 17th day of March, 1998, by and between AMERICAN ENTERPRISE SOLUTIONS, INC. ("AES" or the "Buyer"), a Florida corporation, whose current address is 5313 Johns Road, Suite 201, Tampa, Florida 33634, and NATIONAL DIAGNOSTICS, INC. ("NDI" or the "Seller"), a Florida corporation, whose current address is 755 West Brandon Blvd., Brandon, Florida 33511

                              W I T N E S S E T H:

         WHEREAS, the Seller desires to sell to the Buyer Five Hundred Thousand (500,000) shares of the Series A Preferred Stock of NDI (the "Shares"), with each such Share having, among other features, the specific features and attributes set forth in Section 1.05 hereinbelow; and

         WHEREAS, the Seller is free to register the Shares pursuant to and in tandem with the Seller's next Registration Statement, if any, on the appropriate form, to be filed with the Unites States Securities and Exchange Commission (the "SEC"); and

         WHEREAS, the Buyer desires to purchase and receive from the Seller, and the Seller desires to sell, assign, transfer and deliver to the Buyer, all of the Seller's right, title and interest in the Shares, under the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE 1

                          SALE AND PURCHASE OF INTEREST

         1.01 Interest to be Sold, Transferred or Assigned by the Seller. On and as of the date of the Closing contemplated by this Agreement (the "Closing Date"), and under the terms and conditions of this Agreement, the Seller agrees to sell, assign, transfer and deliver to the Buyer, and the Buyer agrees to purchase and accept from the Seller, all of the Seller's right, title and interest in the Shares.

         1.02 No Liens, Encumbrances, Etc. The Shares shall be conveyed to the Buyer free and clear of all liens, encumbrances, conditions, and restrictions of any kind.

         1.04 Liabilities to be Retained by the Seller. The Seller will be obligated to pay, perform and discharge the debts, obligations and liabilities of the Seller from:

                  (a) any and all liabilities of the Seller relating in any way to its ownership of the Shares prior to the Closing Date;


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                  (b) all federal, state, local or other income taxes accrued and owed by Seller in connection with its ownership of the Shares prior to the Closing date.

         1.05 Voting Rights and Conversion of Shares. The holder(s) of the Shares shall have the right to cast eight (8) votes, for each Share so held, as a separate class, on any matter or issue properly brought before the shareholders of NDI, whether at a special or annual meeting or by proxy, and on which the shareholders of NDI shall be required to vote.

         With respect to the election of members of the Board of Directors of NDI, the holder(s) of the Shares, voting as a separate class, shall have the right to elect that number of directors which constitutes fifty percent (50%) of the authorized number of members of the Board of Directors. If fifty percent (50%) is not a whole number, then the holder(s) of the Shares, voting as a separate class, shall be entitled to elect the nearest higher number of directors.

         The holder(s) of the Shares shall be entitled to vote, as a separate class, on any and all matters and issues properly brought before the shareholders of NDI, whether at a special or annual meeting or by proxy, and on which the shareholders of NDI are required to vote. Furthermore, at least sixty-six and two-thirds percent (66-2/3%) of the aggregate votes entitled to be cast by the holder(s) of the Shares shall be required for the approval and implementation of any corporate action upon which the shareholders of NDI are required to vote.

         The holders of the Shares may convert the Shares at any time into shares of common stock of NDI in accordance with the conversion ratio set forth in this Section 1.05. The consideration for such conversion of the Shares shall be both a surrender of the Shares as well as a closing of the transactions provided for in that certain Merger Agreement (the "Merger Agreement") dated February 23, 1998, by and between the parties hereto. Concurrent with the closing of the transactions provided for in the Merger Agreement, the Board of Directors of NDI shall authorize the conversion of all or a portion of the Share into shares of the common stock of NDI at the rate of 44.11 shares of NDI common stock per Share of Series A Preferred Stock (based upon NDI's current number of outstanding common shares, not to be adjusted for any changes to the same). Any of the Shares of Series A Preferred Stock that are not converted into shares of NDI common stock upon the closing of the transactions provided for in the Merger Agreement shall continue to bear the right of conversion into shares of NDI common stock at the rate of 44.11 shares of NDI common stock per Share of Series A Preferred Stock (based upon NDI's current number of outstanding common shares, not to be adjusted for any changes to the same).

                                    ARTICLE 2

                                 PURCHASE PRICE

         2.01 Price. The purchase price ("Purchase Price") for the Shares shall be as set forth in Exhibit A attached hereto.

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         2.02 Manner of Payment. The Buyer will pay the Purchase Price to the
Seller as set forth in Exhibit A attached hereto.

                                    ARTICLE 3

                      APPORTIONMENT OF EXPENSES AND INCOME

         3.01 Accounting Apportionment. For accounting purposes, all loss and income attributable to the Shares (determined on a cash basis) on or before 11:59 P.M. on the day before the Closing Date shall be for the account of the Seller. Thereafter, such expense and income shall be for the account of the Buyer.

         3.02 Pro-Rated Apportionment. All apportionable items of loss and income applicable to any period commencing before the Closing Date and continuing after the Closing Date shall be prorated between the Seller and the Buyer as set forth in Section 3.01 above.

                                    ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

         The Seller represents, warrants and covenants to the Buyer as follows:

         4.01 Seller's Title to Shares. The Seller has good, absolute and marketable title to the Shares, free and clear of all liens, encumbrances, conditions and restrictions of any kind. The Seller has the complete and unrestricted right, power and authority to sell, transfer and assign the Shares. The Board of Directors of the Seller has established and approved the voting rights of four votes per Share, for a total of four million votes on the Shares being sold to Buyer under this Agreement. The Seller has the authority to transfer and deliver the Shares to the Buyer pursuant to this Agreement. The Shares shall be validly issued and said Shares will be transferred to Buyer free and clear of all liens, encumbrances, conditions and restrictions of any kind.

         4.03 Approval of Sale. The execution, delivery and performance of this Agreement are within the Seller's powers. The joinder of no person or entity other than the Seller will be necessary to convey the Shares to the Buyer.

         4.04 No Litigation or Adverse Events. To the Seller's knowledge, there is no suit, claim, action or legal, administrative, arbitration, or other proceeding or governmental investigation pending or threatened, by or against the Seller which would prevent transfer of the Shares to the Buyer.

         4.05 Accuracy of Documents. To the Seller's knowledge, all copies of contracts, agreements, and documents heretofore delivered or hereafter to be delivered by the Seller in connection with the transactions contemplated hereby are or will be (as the case may be)

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complete and accurate in all material respects, and will not have been amended or modified by any oral agreements.

                                    ARTICLE 5

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

         5.01 No Breach of Statute or Contract. To the Buyer's knowledge, the Buyer's execution, delivery and performance of this Agreement will not breach any statute or regulation of any governmental authority, and will not conflict with or result in a breach of or default under any of the terms, conditions or provisions of any order, writ, injunction, decree, agreement or instrument to which the Buyer is a party, or by which the Buyer is or may be bound.

         5.02 Retention and Access to Records. The Buyer shall provide to the Seller reasonable access to any records and information acquired by the Buyer pursuant to the terms hereof, to enable the Seller (a) to perform any acts reasonably related to the Seller's transfer of the Seller's interest in the Shares; (b) to enable the Seller to carry out any and all of the Seller's obligations pursuant to the requirements of law; and (c) to access such information for any other reason which the Seller may reasonably request. The Buyer agrees that the Buyer shall maintain all such records and information for a period ending the fourth anniversary of the Closing Date.

         5.03 NDI Disclosure Materials; Securities Representations. Buyer has received and reviewed pertinent disclosure materials (financial and otherwise) pertaining to NDI. Buyer (a) has such knowledge, sophistication and experience in business and financial matters that make it capable of evaluating the merits and risks of an investment in the Shares, (b) fully understands the nature, scope and duration of the limitations on transfer of the Shares, and (c) can bear the economic risk of any investment in the Shares and can afford a complete loss of such investment. Buyer has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of NDI concerning the business, operations and financial condition of NDI. Buyer does not have any contract, undertaking, agreement or arrangement, written or oral, with any other person to transfer or grant participation in any of the Shares except as provided for in that certain Merger Agreement dated February 23, 1998 by and between the Buyer and the Seller. Buyer acknowledges and agrees that NDI will not provide it with a prospectus for its use in selling the Shares.

         Notwithstanding any other provision of this Agreement, Buyer represents, warrants and agrees that it will not (a) sell, assign, exchange, transfer, encumber, pledge (if the sole recourse of the lender secured by the pledge of such shares is to the pledged shares), distribute, appoint, or otherwise dispose of (i) any of the Shares, or (ii) any interest (including without limitation an option to buy or sell) in any such Shares, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (b) engage in any transaction with resect to any

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of the Shares, the intent or effect of which is to reduce the risk of owning such Shares. (including without limitation engaging in put, call, short-sale, straddle or similar market transactions) except in compliance with the provisions of this Paragraph 5.03. The certificates evidencing the Shares will bear a legend substantially in the form set forth below and containing such other information as NDI amy deem necessary or appropriate.

         THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A PRIVATE OFFERING EXEMPTION UNDER THE SECURITIES ACT OF 1933, AND CANNOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION, UNLESS SUCH SALE TRANSFER ASSIGNMENT OR OTHER DISPOSITION IS EFFECTED IN COMPLIANCE WITH PERTINENT REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND RULES PROMULGATED THEREUNDER.

                                    ARTICLE 6

                              CLOSING, POST-CLOSING

         6.01 Closing. Closing shall take place on a date mutually agreeable to the parties hereto. The parties hereto shall make every reasonable effort to complete the Closing on or before March 31, 1998, unless the time of Closing is extended through mutual written agreement of the parties.

         6.02 The Seller's Deliveries. At the Closing, the Seller shall execute and deliver to the Buyer or, as applicable, the Buyer shall have received from the Seller:

                  (a) a duly executed stock power and stock certificate(s), in form and content acceptable to the Buyer, selling, assigning or otherwise transferring and delivering the Shares to the Buyer, free and clear of all liens, encumbrances, conditions and restrictions.

         6.03 The Buyer' Deliveries. At the Closing, the Buyer shall deliver to the Seller, or, as applicable, the Seller shall have received from the Buyer:

                  (a) the full Purchase Price due at Closing for the Shares.

                  (b) an affidavit from the Buyer to the effect that all representations and warranties of the Buyer set forth in Article 5 are true and correct in all material respects as of the Closing Date and that all covenants of the Buyer set forth herein have been duly performed by the Buyer in all material respects.

                  (c) a copy of the Amendments to the Articles of Incorporation of NDI attached hereto as Exhibit B, certified by the Florida Secretary of State has having been filed.

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                  (d) within five (5) business days following the Closing, the
Board of Directors of Buyer to hold the appropriate corporate meeting and cause the Buyer to adopt, certify and deliver to the Seller a corporate resolution effectuating the indemnification of the Seller set forth in Section 7.03 hereof.

         6.04 Post-Closing Deliveries. After the Closing, each party to this Agreement shall, at the request of the other and without further consideration, furnish, execute and deliver such documents, instruments, certificates, notices of other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transaction contemplated hereby.

                                    ARTICLE 7

                                 INDEMNIFICATION

         7.01 Indemnification of the Buyer by the Seller. The Seller shall defend, indemnify and hold the Buyer and any of the Buyer's assigns, heirs, agents and representatives harmless against, all damages, loss, costs or expenses (including reasonable attorney's fees at all levels of trial or appeal incurred in defending any claim for such damages, loss, costs or expenses) incurred by the Buyer resulting from or in respect to:

                  (a) the Seller's breach of any of its representations, warranties or covenants contained in this Agreement;

                  (b) any claim by a broker, agent or finder alleged to be employed by, representing or otherwise involved with the Seller relating to this transaction;

         7.02 Indemnification of the Seller by the Buyer. The Buyer shall defend, indemnify and hold the Seller and any of the Seller's assigns, heirs, agents and representatives harmless against, all damages, loss, costs or expenses (including reasonable attorney's fees at all levels of trial or appeal incurred in defending any claim for such damages, loss, costs or expenses) incurred by the Seller resulting from:

                  (a) the Buyer 's breach of any of its representations warranties or covenants contained in this Agreement;

                  (b) any claim by a broker, agent or finder alleged to be employed by, representing or otherwise involved with the Buyer relating to this transaction;

         7.05 Notice of Claims. In the event that any party hereunder shall receive any written notice of any claim or proceeding against said party (the "Indemnitee"), the Indemnitee shall give the party upon whom a claim could be made under this Section 7 (the "Indemnitor") written notice of any such loss, liability, claim, damage or expense, and the Indemnitor shall have the

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right to contest and defend any action brought against the Indemnitee based thereon, and shall have the right to contest and defend any such action in the name of the Indemnitee at the Indemnitor's own expense; provided, that if the Indemnitor shall fail to notify the Indemnitee of the assumption of the defense of any such action within ten (10) days of the giving of such notice by the Indemnitee, then the Indemnitee shall have the right to take any such action as it deems reasonable to defend, contest, settle or compromise any such action or assessment and claim indemnification as provided herein. If the Indemnitor defends any action for which indemnification is claimed, the Indemnitee shall be entitled to participate at its own expense in the defense of such action; provided, however, that the Indemnitor shall bear the fees and expenses of the Indemnitee's counsel if (i) the employment of such counsel is specifically authorized in writing by the Indemnitor, or (ii) the named parties to such action include both the Indemnitor and the Indemnitee, and there exists a conflict of interest between such parties which renders it inappropriate for counsel selected by the Indemnitor to represent both of such parties. The Indemnitor shall not be liable for any settlement of any claim, action or proceeding affected without its written consent, except as expressly provided in the first sentence of this Section 7. Failure of the Indemnitee to notify the Indemnitor of any such claim for which it is entitled to indemnity hereunder shall not impair, limit or affect the indemnification provided for herein so long as the ability of the Indemnitor to contest, defend or dispute such claim has not been materially and adversely affected.

                                    ARTICLE 8

                                     NOTICES

         All notices, requests, demands and other communications provided for hereunder or required hereby shall be in writing and will be deemed to have been duly given if personally delivered, or when transmitted by facsimile with confirmation of receipt from the other party, or when received if mailed by the United States First-Class Certified or Registered Mail, postage pre-paid, with return receipt requested and marked delivered or refused, or via an overnight delivery service (such as Federal Express) with proof of delivery or refusal of delivery, to the other parties at the following addresses (or at such other address as to which the parties hereto have been notified as provided herein):

         if to Seller:                      National Diagnostics, Inc.
                                            755 West Brandon Blvd.
                                            Brandon, Florida 33511
                                            Attention: Mr. Curtis L. Alliston

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         if to Buyer:                       American Enterprise Solutions, Inc.
                                            5313 Johns Road
                                            Suite 201
                                            Tampa, Florida 33634
                                            Attention: Mr. Charles Broes

Notices by mail shall be deemed to have been given on the date on which the party actually received or refused such written notice.

                                    ARTICLE 9

                            MISCELLANEOUS PROVISIONS

         9.01 Assignment. No party hereto may assign its rights or obligations under this Agreement without the written consent of the other party hereto.

         9.02 Modification. There are no other agreements, promises, or undertakings between the parties hereto with respect to the Shares except as specifically set forth herein. No alterations, changes, modifications or amendments shall be made to this Agreement except in writing and signed or initialed by the parties hereto.

         9.03 Severability. If any provision or paragraph of this Agreement is deemed to be unlawful or unenforceable by any court, administrative agency or statute, law or ordinance, the said provision or paragraph shall be severed from the Agreement without affecting the enforceability of the remainder of the Agreement. The parties shall make a good faith effort to redraft the severed provision or paragraph consistent with the parties' original intention but in such a way as to be lawful and enforceable.

         9.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns, and is applicable to the heirs and legal representatives, of the parties hereto.

         9.05 Survivability. The covenants, representations and warranties of the respective parties hereto shall survive the Closing. No performance or execution of this Agreement in whole or in part by any party hereto, no course of dealing between or among the parties hereto or any delay or failure on the part of any party in exercising any rights hereunder or at law or in equity, and no investigation by any party hereto shall operate as a waiver of any rights of such party, except to the extent expressly waived in writing by such party.

         9.06 Florida Contract. This Agreement shall be deemed a Florida contract and shall be construed in accordance with the laws of the State of Florida, regardless of whether or not this Agreement is being executed by any of the parties hereto in other states or otherwise.

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         9.07 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

         9.08 Compliance Dates. In the event that any date specified in this Agreement shall be on a Saturday, Sunday or nationally declared holiday, then the date so specified shall be deemed to be the next business day following such date, and compliance by such business day hereunder shall not be deemed a default by any of the parties under this Agreement.

         9.09 Headings. The headings of each section or subsection in this Agreement are for convenience of reference only, and shall in no manner or way whatsoever affect the interpretation or meaning of such section or subsection.

         9.10 Entire Agreement. This constitutes the entire Agreement between the parties relating to the subject hereof, and prior agreements pertaining thereto, whether oral or written, have been merged and integrated into this Agreement.

         9.11 Exhibits. The Exhibits attached hereto, together with all documents incorporated by reference herein, form an integral part of this Agreement and are hereby incorporated herein wherever reference is made to them, to the same extent as if they were set out in full at the point at which such reference is made.

         IN WITNESS WHEREOF, the parties have executed this Agreement this 17th day of March, 1998.

SELLER:                                  BUYER:

NATIONAL DIAGNOSTICS, INC.               AMERICAN ENTERPRISE SOLUTIONS, INC.

By:    /s/  Curtis L. Alliston         By:    /s/  Charles Broes
     --------------------------           ---------------------------------
Name:  Curtis L. Alliston              Name:  Charles Broes
Title: President and C.O.O.            Title: Chief Executive Officer


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                                    EXHIBIT A

                      PURCHASE PRICE AND MANNER OF PAYMENT

         The Purchase Price and manner of payment for the Shares shall be as follows:

                  The Seller shall receive, from the Buyer, Two Million Dollars in cash, assets and credit underwriting to maintain the Seller's financial stability.

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                                    EXHIBIT B

                           NATIONAL DIAGNOSTICS, INC.
                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

         Pursuant to and in compliance with the requirements of Section 607.0602, Florida Statutes, National Diagnostics, Inc., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), hereby adopts the following amendments to the Corporation's Articles of Incorporation.

Section 1 of Article Third of the Corporation's Articles of Incorporation is amended to read as follows:

         Section 1.  Preferred Shares.

         (a) The distinctive designation of the Preferred Shares shall be "Series A Preferred Stock." The aggregate number of shares of Series A Preferred Stock shall be one million (1,000,000). The Series A Preferred Stock shall have no par value.

         (b) Commencing on the date of purchase of shares of Series A Preferred Stock, the holders of such shares shall be entitled to receive dividends, but not exceeding $0.10 per share, when and as declared by the Board of Directors, out of funds of the Corporation at the time legally available for the declaration of dividends. Such dividends may be payable at such intervals as the Board of Directors may from time to time determine and shall not be cumulative. As such, no right shall accrue to the holders of shares of the Series A Preferred Stock by reason of the

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                  fact that dividends on such shares are not, or have not been, declared in any prior period.

         (c) The "Liquidation Price" of each share of Series A Preferred Stock shall be $4.00 per share. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of each share of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Price of $4.00 per share.

         (d) In the event that the Corporation authorizes the redemption of all or any of the shares of Series A Preferred Stock, the "Redemption Price" for each share properly redeemed in accordance with any terms and conditions specified by the Corporation shall be $4.30 per share. Any share of Series A Preferred Stock so redeemed shall be permanently canceled and retired from the records of the Corporation and shall not be reissued.

         (e) At the election and option of the Board of Directors, a sinking fund for the retirement of the Series A Preferred Stock may be created out of net earnings of the Corporation, if and when such earnings are deemed to be sufficient to allow for such a sinking fund. The sinking fund, if created, shall not be depleted in any way except for the retirement or redemption of the Series A Preferred Stock; but until so used, any sums to the credit of the sinking fund may be employed in the business of the Corporation.

         (f)      (i)      The holder(s) of the shares of Series A Preferred
                           Stock shall have the right to cast eight (8) votes, for each share so held, as a separate class on

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                           any matter or issue properly brought before the
                           shareholders of the Corporation, whether at a special or annual meeting or by proxy, and on which the shareholders of the Corporation shall be required to vote.
                  (ii) With respect to the election of members of the Board of Directors of the Corporation, the holder(s) of the shares of Series A Preferred Stock, voting as a separate class, shall have the right to elect that number of directors which constitutes fifty percent (50%) of the authorized number of members of the Board of Directors. If fifty percent (50%) is not a whole number, then the holder(s) of the shares of Series A Preferred Stock voting, as a separate class, shall be entitled to elect the nearest higher number of directors.
                  (iii) The holder(s) of the shares of Series A Preferred Stock shall be entitled to vote, as a separate class, on any and all matters and issues properly brought before the shareholders of the Corporation, whether at a special or annual meeting or by proxy, and on which the shareholders of the Corporation are required to vote. Furthermore, at least sixty-six and two- thirds percent (66 2/3%) of the aggregate votes entitled to be cast by the holder(s) of the shares of Series A Preferred Stock shall be required for the approval and implementation of any corporate action upon which the shareholders of the Corporation are required to vote.

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         (g)      The holders of the shares of Series A Preferred Stock may
                  convert those shares at any time into shares of the Common Stock of the Corporation at the ratio of 44.11 shares of Common Stock per share of Series A Preferred Stock. The consideration for such conversion of the shares of Series A Preferred Stock shall be both a surrender of the shares of Series A Preferred Stock as well as a closing of the transactions provided for in that certain Merger Agreement (the "Merger Agreement") dated February 23, 1998, by and between the Corporation and American Enterprise Solutions, Inc., a Florida corporation. Concurrent with the closing of the transactions provided for in the Merger Agreement, the Board of Directors of the Corporation shall authorize the conversion of all or a portion of the shares of Series A Preferred Stock into shares of the Common Stock of the Corporation at the rate of 44.11 shares of Common Stock per shares of Series A Preferred Stock (based upon the Corporation's current number of outstanding common shares, not to be adjusted for any changes to the same). Any of the shares of Series A Preferred Stock that are not converted into shares of the Corporation's Common Stock upon the closing of the transactions provided for in the Merger Agreement shall continue to bear the right of conversion into shares of the Corporation's Common Stock at the rate of 44.11 shares of the Corporation's Common Stock per share of Series A Preferred Stock (based upon the Corporation's current number of outstanding common shares, not to be adjusted for any changes to the same).

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         The foregoing amendments to the Corporation's Articles of Incorporation were duly approved and adopted by the Board of Directors of the Corporation on March 17, 1998. Pursuant to the provisions of Section 607.0602(4), Florida Statutes, shareholder approval is not required for the effectiveness of the foregoing amendments.

         IN WITNESS WHEREOF, National Diagnostics, Inc. has caused these Articles of Amendment to its Articles of Incorporation to be executed by its President and Chief Operating Officer on this 17th day of March, 1998.

                                     NATIONAL DIAGNOSTICS, INC.

                                     By:  /s/  Curtis L. Alliston
                                         ---------------------------------
                                     Name:        Curtis L. Alliston
                                     Title:       President and
                                                  Chief Operating Officer



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